Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%

Himax Technologies Anyang Limited	South Korea	100.0%

Wisepal Technologies, Inc.	ROC	100.0%

Himax Technologies (Samoa), Inc.	Samoa	100.0%(1)

Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0%(1)

Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0%(1)

Himax Display, Inc.	ROC	89.3%

Integrated Microdisplays Limited	Hong Kong	100.0%(2)

Himax Analogic, Inc.	ROC	75.8%

Himax Imaging, Inc.	Cayman	95.3%

Himax Imaging Ltd.	ROC	100.0%

Himax Imaging Corp.	California, USA	100.0%

Argo Limited	Cayman	100.0%

Tellus Limited	Cayman	100.0%

Himax Media Solutions, Inc.	ROC	79.3%(3)

Himax Media Solutions (Hong Kong) Limited	Hong Kong	100.0%

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 89.3% ownership of Himax Display, Inc.

(3) Directly and indirectly, through our 100.0% ownership of Himax Technologies Limited which holds 35.3%.